EXHIBIT 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

CONFIDENTIAL AWP/AWC FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals, Inc. Announces Termination of Merger Agreement With Huntsman Corporation and Settlement

All Litigation Against Hexion, Apollo Management L.P. and Apollo’s Affiliates and Principals To Be Dropped

Apollo to Invest Additional $200 Million in Hexion

COLUMBUS, Ohio – (December 15, 2008) – Hexion Specialty Chemicals, Inc. (“Hexion”), today announced that on December 13, 2008, Huntsman Corporation (NYSE: HUN) (“Huntsman”) terminated the proposed merger between Huntsman and Hexion. On December 14, 2008, Hexion entered into a settlement agreement with Huntsman and other parties to end all litigation among Hexion, Apollo Management, L.P. (“Apollo”) and its affiliates, the controlling shareholder of Hexion, Apollo’s principals and Huntsman.

Hexion will pay Huntsman the $325 million merger agreement termination fee. Hexion has financial commitments from affiliates of Credit Suisse and Deutsche Bank (the “Banks”) to fund the $325 million termination fee, which Hexion expects to promptly draw to fund the payment. Hexion intends for the termination fee to be borrowed by Hexion LLC, the parent company of Hexion, which will not impact Hexion’s operating performance or its compliance with its debt covenants. Hexion fully expects the Banks to honor their commitments associated with the funding of the termination fee. Separately, an affiliate of Apollo has agreed to make a $200 million investment in Hexion’s parent company, the proceeds of which will be used by Hexion for general business purposes.

In summary, under the terms of the agreement with Huntsman, an affiliate of Apollo and certain funds managed by Apollo, have agreed to pay Huntsman $425 million to settle all claims. In addition, certain funds managed by Apollo have agreed to purchase $250 million principal amount of Huntsman senior convertible notes.

“We are pleased that this matter has been resolved,” said Craig O. Morrison, Chairman and CEO of Hexion. “We appreciate Apollo’s ongoing support of Hexion, Their incremental investment in Hexion will help to solidify our leadership position in the marketplace. Moreover, it will help us remain a strong competitor in a difficult economic environment. We are well-positioned to compete globally as a stand-alone company, and we look forward to focusing fully on serving our customers and growing our business.”

About Hexion Specialty Chemicals, Inc.
Based in Columbus, Ohio, Hexion Specialty Chemicals is the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion has more than 7,000 associates and over 100 manufacturing sites around the world. The company had 2007 revenues of $5.8 billion. Additional information is available at www.hexion.com.

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Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crisis and economic downturn and an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

Contact for Hexion: Media:

Sard Verbinnen
Anna Cordasco/Jonathan Gasthalter/Jane Simmons
212-687-8080

Peter Loscocco
Vice President, Public Affairs
614-225-4127
peter.loscocco@hexion.com

Investor Relations:
John Kompa
Director, Investor Relations
614-225-2223
john.kompa@hexionchem.com